Exhibit 10dd

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of April 1, 2000 (the “Commencement Date”), by and between Progress Lighting Inc., a Delaware corporation, with its principal office at 101 Corporate Drive, Suite L, Spartanburg, SC 29303-5007 (the “Company”), an entity managed within the Lighting Corporation of America Business Unit (“LCA”) of U.S. Industries, Inc. (“USI”) and Scott H. Muse, residing at 5 Red Gold Court, Greer, SC 29650 (“Executive”).

W  I  T  N  E  S  S  E  T  H:

     WHEREAS, the Company desires to continue to employ Executive as President of the Company, and Lighting Corporation of America desires to retain Executive in the position of President and Chief Executive Officer of the United States-based operations of LCA (“President — LCA US”); and

     WHEREAS, Executive desires to enter into this agreement (the “Agreement”) as to the terms of his employment by the Company and his position with LCA.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Employment. Except for earlier termination as provided in Section 7 hereof, Executive’s employment under this Agreement shall be for a one-year term (the “Initial Term”) commencing on the Commencement Date. Subject to Section 7 hereof, the Initial Term shall be automatically extended for additional terms of successive one (1) year periods (the “Additional Term”) unless the Company, LCA or Executive gives written notice to all parties at least ninety (90) days prior to the expiration of the initial Term or the then current Additional Term of the termination of Executive’s employment hereunder at the end of such current term. (The Initial Term and any Additional Term(s) shall hereinafter be referred to as the “Employment Term”.)

     2. Positions. (a) Executive shall continue to serve as the President of the Company as well as a senior executive of LCA, initially in the position of President. If requested by the Board of Directors of the Company (the “Board”) or the Chairman of LCA (the “Chairman”), the Executive shall also serve as an executive officer or director of subsidiaries and a director of associated companies of the Company without additional compensation and subject to any policy of the Compensation Committee of USI’s Board of Directors (the “Compensation Committee”) with regard to retention or turnover of the director’s fees.

     (b) Executive shall report to the Chairman and shall have such duties and authority consistent with his then position as shall be assigned to him from time to time by the Board or the Chairman.

     (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder and use his best efforts in such endeavors; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company, LCA or USI and in no event shall Executive serve on any such board unless approved in writing by the Chief Executive Officer.

     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $265,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Board or its designee (commencing with 2001) and may be increased, but not decreased, from time to time. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Agreement.

     4. Incentive Compensation. (a) Bonus. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in an annual bonus plan of the Company or a subsidiary (or subsidiaries) thereof, in accordance with, and subject to the terms of, such plan, that provides an annualized cash bonus opportunity with a target bonus potential equal to at least sixty-five percent (65%) of Base Salary (the “Target Bonus”).

     (b) Long Term Compensation/SERP Benefits. Executive shall continue to be eligible to participate in any long-term incentive compensation plans or supplemental executive retirement plans made available to executive officers of the Company and LCA.

     (c) Other Compensation. The Company or LCA may award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

     5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, long-term incentive compensation, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of executives of the Company, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into with an executive).

     (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

     6. Business Expenses. The Company or LCA shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

     7 . Termination. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

     (i) the death of the Executive;

     (ii) the termination of the Executive’s employment by the Company due to the Executive’s Disability pursuant to Section 7(b) hereof;

     (iii) the termination of the Executive’s employment by the Company without Cause or by the Company in accordance with Section 1 hereof;

     (iv) the termination of employment by the Executive upon ninety (90) days’ prior written notice at any time after the end of the Initial Term or by the Executive in accordance with Section 1 hereof;

     (v) the termination of the Executive’s employment by the Company for Cause pursuant to Section 7(d);

     (vi) The retirement of the Executive by the Company at or after his sixty-fifth (65th) birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

     (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, the Company may terminate Executive’s employment for Disability upon thirty (30)days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period. If Executive is eligible for disability payments prior to said termination under any disability plan sponsored by the Company, his Base Salary shall be reduced by the amount of such disability payments.

     (c) Cause. Subject to the notification provisions of Section 7(d) below, Executive’s employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall be limited to (i) willful misconduct by Executive with regard to the business, assets or employees of the Company; (ii) the refusal or willful failure of Executive to attempt to follow the proper written direction of the Board or the Chairman, provided that the foregoing refusal or willful failure shall not be “Cause” if Executive in good faith believes that such direction is illegal or, if applicable, a violation of the USI Code of Business Conduct, and promptly so notifies the Board or the Chairman; (iii) continuing refusal or willful failure by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman or the Chief Executive Officer of the Company which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to perform his duties hereunder; (iv) the Executive pleading nolo contendere to, or being convicted of, a felony (other than a traffic infraction); (v) the breach by Executive of any fiduciary duty owed by Executive to the Company; or (vi) Executive’s dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

     (d) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

     8. Consequences of Termination of Employment. (a) Death. If Executive’s employment is terminated during the Employment Term by reason of Executive’s death, the employment period under this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement or otherwise except for: (i) any compensation earned but not yet paid, including without limitation, any declared but unpaid bonus for the prior fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies and any unreimbursed business expenses payable pursuant to Section 6, which amounts shall be promptly paid in a lump sum to Executive’s estate; and (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans and programs or equity plans of the Company, which shall be paid in accordance with such plans and programs.

     (b) Disability. If Executive’s employment, pursuant to this Agreement, is terminated by reason of Executive’s Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death (other than life insurance benefits). Executive shall thereafter be eligible for disability benefits and entitlements, if any, pursuant to the Company’s human resource policies and employee benefit programs.

     (c) Termination by the Company without Cause or by the Company by Nonextension of Employment Term. If Executive’s employment with the Company is terminated by the Company without Cause or by the Company pursuant to Section 1 hereof (except as provided in Section 7(a)(vi) hereof), the Company shall have no further obligations to the Executive under this Agreement or otherwise, except that, subject to Sections 8(e), 9 and 10 hereof, Executive shall be entitled to receive (A) equal monthly payments, of an amount equal to (i)one-twelfth of Executive’s then Base Salary plus (ii) one-twelfth of Executive’s Target Bonus, but off the employee payroll, for a period of twelve (12) months following the date of his termination, (B) within five (5) days after such termination (i) any unreimbursed business expenses payable pursuant to Section 6; and (ii) any Base Salary through the date of termination, and accrued vacation pay payable pursuant to the Company’s policies; (C) any other amounts or benefits previously accrued on behalf of the Executive under the then applicable employee benefit plans, long term incentive plans or programs of the Company and LCA and paid in accordance with such plans and programs; any vested benefit pursuant to the Company, LCA or USI equity plans and paid in accordance with such plans and programs; and (D) payment by the Company of the premiums for the Executive and his dependents health coverage for one year under the Company’s health plans which cover the senior executives of the Company or materially similar benefits. Payments under (D) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements. Notwithstanding the foregoing, “Termination by the Company without Cause” shall include a required reassignment to a location more than 50 miles from Executive’s office or residence following the sale or transfer of substantially all of the Company’s assets, or 51% or more of the Company’s outstanding shares of common stock, to an entity not affiliated with U.S. Industries, Inc.

     (d) Termination with Cause or Voluntary Resignation or Notice of Nonextension of the Employment Term by Executive or Retirement. If Executive’s employment hereunder is terminated (i) by the Company for Cause, (ii) by the Executive by giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, (iii) voluntarily by the Executive or (iv) by the Company pursuant to Section 7(a)(vi) hereof, the Executive shall be entitled to receive only his Base Salary through the date of termination and any unreimbursed business expenses payable pursuant to Section 6. Any Executive’s rights under any benefit plan of the Company or any equity plan of the Company, LCA or USI following such termination of employment shall be determined in accordance with the provisions of the applicable benefit or equity plan.

     (e) Release. Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(c) (other than payments provided under Section 8(c)(B)), he will execute and deliver to the Company a release, promptly following his final day of employment with the Company, of all claims of any kind against the Company and its affiliates (including, without limitation, any civil rights claim) and their officers, directors and employees, in such form as reasonably requested by the Company.

     9. No Mitigation; Set-Off. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and, subject to Section 10 below, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder. The Company shall have no obligations to Executive upon a termination of employment except as provided in Section 8. If the Executive dies while receiving payments under Section 8(c), any remaining payments shall be paid to Executive’s estate.

     10. Confidential Information, Non-Competition and Non-Solicitation of the Company. (a) (i) Executive acknowledges that as a result of his employment by the Company, the Executive will obtain secret and confidential information as to the Company and its affiliates, create relationships with customers, suppliers and other persons dealing with the Company and its affiliates, and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationships and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company, LCA and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

          (ii) Executive acknowledges that the retention of nonclerical employees employed by the Company or LCA and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from the Executive’s Solicitation of such employees as set forth below.

          (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

     (b) Competition shall mean: (i) participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever, within the United States of America, in a business in competition with any business conducted by the Company or LCA, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

     (c) Solicitation shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company or affiliate. Solicitation shall not include the recruiting of clerical or non-managerial employees of the Company or its affiliates, not known to Executive, who respond to public advertised solicitations for prospective employees or independent contractors.

     (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 10 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

     (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry (other than by acts by Executive in violation of this Agreement). The Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law and the Company shall reimburse Executive for reasonable out-of-pocket expenses in connection with such assistance to, and cooperation with, the Company.

     (f) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control. Notwithstanding the foregoing, Executive may retain copies of Executive’s personal (i) employee benefit statements, (ii) expense reimbursement reports, (iii) tax and earnings reports, and (iv) executed employment-related agreements.

     (g) During the Employment Term and for one (1) year following a termination of Executive’s employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause or non-extension of the Employment Term, Executive will not enter into Competition with the Company or its affiliates. Furthermore, in the event of any termination of Executive’s employment for any reason whatsoever, whether by the Company or by the Executive and whether or not for Cause or non-extension of the Employment Term, the Executive for one (1) year thereafter will not violate paragraph (c) above.

     (h) In the event of a breach or potential breach or threatened breach of this Section 10, the Executive acknowledges that the Company, LCA and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10 enforced. It is hereby acknowledged that the provisions of this Section 10 are for the benefit of the Company, LCA and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 10 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

     (i) Furthermore, in the event of breach of this Section 10 by the Executive, the Company shall suffer substantial damages that may be difficult to measure. Accordingly, the parties agree that as liquidated damages, and not a penalty, in the event of breach of the Section 10 by Executive while he is receiving amounts under Section 8(c) hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8(c) hereof.

     11. Executive’s Representation. The Executive represents and warrants to the Company and LCA that there is no legal impediment to his performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

     12. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

     (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any policy of the Company with regard to severance payments and any prior agreements between the Company and Executive with regard to employment or severance. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

     (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to either an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquiror of all or substantially all of the assets of the Company or LCA, provided such entity or acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquiror, as the case may be.

     (e) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, and devisees legatees and permitted assignees of the parties hereto.

     (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered by hand, provided there is documentation of delivery, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company with a copy to the General Counsel of LCA and USI, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

     (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

     (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

For: Progress Lighting Inc. (the “Company”)

-s- Craig C. Sergeant 6/20/00

Craig C. Sergeant Director

-s- Scott H. Muse 6/15/00

Scott H. Muse (the “Executive”) Date

Agreed: On behalf of Lighting Corporation of America (“LCA”)

-s- Craig C. Sergeant 6/20/00 Craig C. Sergeant Chairman & Chief Executive Officer

Agreed: On behalf of U.S. Industries, Inc. (“USI”)

-s- Dorothy E. Sander Dorothy E. Sander Sr. Vice President

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